                           SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                             (Amendment No.     )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                           UNION CARBIDE CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     5) Total fee paid:

        ------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

        ------------------------------------------------------------------------

     2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     3) Filing Party:

        ------------------------------------------------------------------------

     4) Date Filed:

        ------------------------------------------------------------------------

                   Union Carbide Corporation
[LOGO OF UNION
CARBIDE APPEARS    Notice of Annual Meeting of Stockholders
HERE]              to be held on April 24, 1996 and
                   Proxy Statement






                   March 12, 1996

[LOGO OF UNION CARBIDE      Union Carbide Corporation
    APPEARS HERE]           39 Old Ridgebury Road, Danbury, CT 06817-0001
--------------------------------------------------------------------------------

NOTICE
of Annual Meeting of Stockholders
to be held on April 24, 1996

                                                                  March 12, 1996

     The annual meeting of the stockholders of Union Carbide Corporation will be held at 10:00 a.m. on Wednesday, April 24, 1996, in the John C. Creasey Health Education Center, 24 Hospital Avenue, Danbury, Connecticut, 06810, for the following purposes:

     1. To elect a Board of ten directors for the ensuing year.

     2. To ratify KPMG Peat Marwick LLP as independent auditors for 1996.

     3. To transact such other business as may properly come before the meeting.

     So that your stock will be represented at the meeting in the event that you do not attend, please sign the proxy and return it in the enclosed envelope.


By Order of the Board of Directors

/s/ SIGNATURE APPEARS HERE

Vice-President, General Counsel and Secretary

[LOGO OF UNION CARBIDE        Union Carbide Corporation
     APPEARS HERE]            39 Old Ridgebury Road, Danbury, CT 06817-0001
--------------------------------------------------------------------------------
PROXY STATEMENT

Table of Contents

                                                                            Page
General Information for Stockholders......................................     5
Matters to be Considered at the Annual Meeting:
     1. Election of Directors.............................................     7
          Committees of the Board:
               Audit......................................................    11
               Compensation and Management Development....................    11
               Executive..................................................    11
               Finance and Pension........................................    12
               Health, Safety and Environmental Affairs...................    12
               Nominating.................................................    12
               Public Policy..............................................    13
          Compensation of Directors.......................................    13
               Stock Compensation Plan for Non-Employee Directors.........    13
               Non-Employee Directors' Retirement Plan....................    13
               Other......................................................    14
               Compensation Committee Interlocks and
                    Insider Participation.................................    14
          Five Year Cumulative Total Return...............................    14
          Report of Compensation and Management Development Committee.....    15
          Summary Compensation Table......................................    20
          Stock Options/SARs Granted -- 1995..............................    21
          Stock Options/SARs Exercised -- 1995............................    22
          Retirement Program..............................................    22
          Security Ownership of Management................................    23
          Security Ownership of Certain Beneficial Owners.................    24
          Change in Control Arrangements..................................    25
     2. Management Proposal to Ratify KPMG Peat Marwick LLP as
        Independent Auditors for 1996.....................................    26
     3. Other Business....................................................    27
Other Information.........................................................    27

General Information for Stockholders

     Proxies are solicited from stockholders by the Board of Directors of the Corporation in order to provide every stockholder an opportunity to vote on all matters scheduled to come before the meeting, whether or not he or she attends in person. When the enclosed proxy card is properly executed and returned, the shares represented will be voted by the proxyholders named on the card in accordance with the stockholder's directions. Stockholders may vote on a matter by marking the appropriate box on the card. If the card is executed and returned, and no choice is specified for a matter, the shares will be voted as recommended by the Board of Directors on that matter. If a stockholder is a participant in the Corporation's Dividend Reinvestment and Stock Purchase Plan, the proxy card will represent both the number of shares registered in the participant's name and the number of whole shares credited to the participant's Plan account, and all such shares will be voted in accordance with the instructions on the proxy card.

     It is Union Carbide's policy that all stockholder proxies, ballots and voting tabulations that identify the votes of specific stockholders be kept permanently confidential except as may be required by law or to carry out the purpose of this policy or in the event of a contested proxy solicitation. Access to proxies and other stockholder voting records will be limited to independent inspectors of election, independent tabulators and to certain Union Carbide employees engaged in the receipt, count and tabulation of proxies. Such employees will be advised of this policy, instructed to comply therewith, and will sign a statement specifying such compliance. The independent inspectors of election, in their report to the Board of Directors, will confirm that, to the best of their knowledge, the Corporation's policy was followed in the tabulation of the votes. This policy shall not operate to prohibit stockholders from disclosing the nature of their votes to the Corporation or the Board of Directors if any stockholder so chooses or to impair free and voluntary communication between the Corporation and its stockholders.

     Management knows of no matters other than those set forth on the proxy card that will be presented for action at the meeting. Execution of a proxy, however, confers on the designated proxyholders discretionary authority to vote the shares represented in accordance with their best judgment on any other business that may come before the meeting, including stockholder proposals excluded from the Proxy Statement pursuant to SEC rule 14a-8. Stockholder proposals to be included in the Corporation's Proxy Statement must comply with rule 14a-8. See page 27.

     Any stockholder executing a proxy may revoke that proxy or submit a revised one at any time before it is voted. A stockholder may also vote by ballot at the annual meeting, thereby canceling any proxy previously returned as to any matter voted on by ballot. A stockholder wishing to name as his or her proxy someone other than those designated on the proxy card may do so by crossing out the names of the three designated proxies and inserting the name(s) of the person(s) he or she wishes to have act as his or her proxy. No more than three individuals should be so designated. In such a case, it will be necessary that the proxy be delivered by the stockholder to the person(s) named, and that the person(s) named be present and vote at the meeting. Proxy cards on which alternate proxies have been named should not be mailed directly to the Corporation.

     Stockholders of record at the close of business on March 6, 1996 are entitled to notice of the meeting and to vote the shares held on that date at the meeting. Each share of common stock and each share of ESOP Convertible Preferred Stock ("ESOP Stock") of the Corporation is entitled to one vote. A holder of ESOP Stock is entitled to notice of the meeting and to vote on all matters submitted to a stockholder vote, voting together with the holders of common stock as one class. As of January 31, 1996, 133,994,257 shares of common stock of the Corporation were outstanding. Those shares were held by 53,476 stockholders of record.

     As of January 31, 1996, 16,229,852 shares of ESOP Stock were outstanding. Those shares are held by State Street Bank and Trust Company as Trustee of the Corporation's Employee Stock Ownership Plan ("ESOP"), which is part of the Corporation's Savings Program, for the benefit of employees who participate in the Savings Program. By the terms of a trust agreement, the ESOP Trustee will vote ESOP Stock allocated to individual participants' accounts (5,394,953 shares as of January 31, 1996) as directed by such participants, and will vote all other unallocated shares or any shares for which directions were not received in the same proportion as the Trustee votes allocated shares for which voting directions are received.

     The nominees receiving a plurality of the votes cast will be elected as directors. An affirmative vote of a majority of the votes cast is required to ratify the appointment of auditors. Only those votes cast for or against a proposal are used in determining the results of a vote. Abstentions are counted for quorum purposes only. Broker non-votes have the same effect as abstentions.

Matters to be Considered at the Annual Meeting

1. Election of Directors

     Unless individual stockholders specify otherwise, each returned proxy will be voted for the election to the Board of Directors of the Corporation of the ten nominees who are named on the following pages. These nominees were recommended by the Nominating Committee and approved by the Board. Each director has consented to being named as a nominee for director and agreed to serve if elected. Each director, if elected, would serve for a term of one year. If any of those named is not available for election at the time of the annual meeting, discretionary authority will be exercised to vote for substitutes unless the Board chooses to reduce the number of directors. Management is not aware of any circumstances that would render any nominee named herein unavailable. All nominees are currently serving on the Corporation's Board of Directors. The ages of the nominees are as of March 1, 1996.

--------------------------------------------------------------------------------
[PHOTO APPEARS HERE]    John J. Creedon, age 71, Director since 1984, is
                        Consultant and Director of Various Corporations and
                        Retired President and Chief Executive Officer of
                        Metropolitan Life Insurance Company. Mr. Creedon attended New York University undergraduate and law schools, where he was awarded a B.S. degree in 1952, an LL.B. in 1955 and an LL.M. in 1962. Mr. Creedon joined
                        Metropolitan Life in 1942. He became an officer of Metropolitan Life in 1962 and was appointed Senior Vice-
                        President and General Counsel in 1973. In 1976, Mr.
                        Creedon became an Executive Vice-President of Metropolitan Life. He was named President and elected a director of Metropolitan Life in 1980 and became Chief
                        Executive Officer in 1983. He served as President and
                        Chief Executive Officer until retiring on September 1,
                        1989. Mr. Creedon is a director of Metropolitan Life
                        Insurance Company, Praxair, Inc., Rockwell International and Sonat Inc. He is also a director, trustee or member of a number of business, educational and civic organizations. Mr. Creedon is Chairman of the Audit
                        Committee and a member of the Compensation and Management Development, Executive and Health, Safety and
                        Environmental Affairs Committees of Union Carbide's
                        Board.

--------------------------------------------------------------------------------

[PHOTO APPEARS HERE]    C. Fred Fetterolf, age 67, Director since 1987, is
                        Director of Various Corporations and Retired Director,
                        President and Chief Operating Officer of Aluminum
                        Company of America. Mr. Fetterolf is a graduate of Grove
                        City (PA) College, where he received a B.S. in chemistry in 1952. He joined the Aluminum Company of America that same year and, following a number of sales and marketing assignments and service as Vice-President -- Operations, Primary Products, he was named Vice-President -- Science and Technology in February 1981 and Executive Vice-
                        President -- Mill Products later that year. Mr.
                        Fetterolf became President and a member of the Board of Directors in 1983 and in 1985 he assumed the additional responsibility of Chief Operating Officer until retiring in 1991. Mr. Fetterolf is a director of Allegheny Ludlum
                        Corporation, Castech Aluminum Group, Inc., Dentsply
                        International, Inc., Mellon National Bank, Praxair,
                        Inc., Quaker State Corporation and Urethane Technologies
                        Inc., a trustee of Carnegie Mellon University and Eastern College and serves on a number of non-profit boards. He is Chairman of the Health, Safety and Environmental Affairs Committee and a member of the Audit, Compensation and Management Development and
                        Nominating Committees of Union Carbide's Board.

--------------------------------------------------------------------------------
[PHOTO APPEARS HERE]    Joseph E. Geoghan, age 58, Director since 1990, is
                        Vice-President, General Counsel and Secretary of Union
                        Carbide Corporation. Mr. Geoghan was graduated from St.
                        John's University, where he received a B.B.A. degree in 1959, and from Fordham University's School of Law, where he received the degree of J.D. in 1964. He joined Union
                        Carbide in 1957, became a member of Union Carbide's Law
                        Department in 1963 and in 1973 was appointed Chief
                        International Counsel. He was named Senior Group Counsel in 1976, Assistant General Counsel in 1980 and, in 1985, was appointed Deputy General Counsel. Mr. Geoghan was elected Vice-President and General Counsel of the Corporation in 1987 and in 1990 was elected to the additional office of Corporate Secretary. At that time, he also assumed responsibility for government affairs.
                        He is also a director and president of The Corporate Bar
                        Association of Westchester-Fairfield and a member of the American Bar Association, the New York City Bar, the New
                        York State Bar Association and the Association of
                        General Counsel. Mr. Geoghan is a member of the Executive and Public Policy Committees of Union
                        Carbide's Board.

--------------------------------------------------------------------------------
[PHOTO APPEARS HERE]    Rainer E. Gut, age 63, Director since 1994, is
                        Chairman of the Board of Directors of CS Holding,
                        Zurich, since 1986 and of Credit Suisse, Zurich, since
                        1983. Mr. Gut was graduated from Cantonal School of Zug,
                        Switzerland, and had professional training in Switzerland, Paris and London. Mr. Gut was a general partner of Lazard Freres & Co., New York, from 1968 to
                        1971 when he joined Credit Suisse as Chairman and Chief
                        Executive Officer of Swiss American Corporation, New
                        York, Credit Suisse's investment banking affiliate at that time. He was elected a member of the Executive
                        Board of Credit Suisse in 1975, Speaker of the Executive
                        Board in 1977 and President of the Executive Board in 1982. In 1983, he was elected Chairman of the Board of Directors. Mr. Gut is Chairman of the Board of Directors of CS First Boston, Inc., New York, and is Vice-Chairman of the Board of Directors of Nestle S.A., Vevey, and Swiss Reinsurance Company, Zurich, and is a Member of the Board of Directors of Ciba-Geigy Ltd., Basle,
                        Daimler-Benz Holding, Zurich, and Sofina S.A., Brussels.
                        Mr. Gut is a member of the Compensation and Management
                        Development, Finance and Pension and Nominating
                        Committees of Union Carbide's Board.

--------------------------------------------------------------------------------
[PHOTO APPEARS HERE]    Vernon E. Jordan, Jr., age 60, Director since 1987, is
                        Senior Partner, Akin, Gump, Strauss, Hauer & Feld, LLP.
                        Mr. Jordan is a graduate of DePauw University where he received the degree of B.A. in 1957. He received the degree of J.D. from Howard University Law School in 1960 and a fellowship from the Institute of Politics, John F.
                        Kennedy School of Government of Harvard University in
                        1969. Mr. Jordan has also received honorary degrees from numerous colleges and universities. Mr. Jordan, former
                        Executive Director of The United Negro College Fund and
                        President of the National Urban League, Inc., became a partner in the law firm of Akin, Gump, Strauss, Hauer and Feld in 1982. He is a member of the Arkansas Bar, District of Columbia Bar, Georgia Bar, The U.S. Supreme
                        Court Bar, The American Bar Association, The National
                        Bar Association and The Council on Foreign Relations. He is a director of the American Express Company, Bankers
                        Trust Company, Bankers Trust New York Corporation,
                        Corning Incorporated, Dow Jones & Co., Inc., The Ford
                        Foundation, Howard University, Joint Center for
                        Political and Economic Studies, J.C. Penney Company,
                        Inc., Revlon Group, Inc., Ryder System Inc., Sara Lee
                        Corporation and Xerox Corporation. Mr. Jordan is
                        Chairman of the Nominating Committee and a member of the Compensation and Management Development, Finance and
                        Pension and Public Policy Committees of Union Carbide's
                        Board.

--------------------------------------------------------------------------------
[PHOTO APPEARS HERE]    William H. Joyce, age 60, Director since 1992, is
                        Chairman of the Board, President and Chief Executive
                        Officer of Union Carbide Corporation. Dr. Joyce was graduated from Penn State University in 1957 with the degree of B.S. in chemical engineering and from New York
                        University with the degree of M.B.A. in 1971 and a Ph.D.
                        in Business in 1984. He joined the Chemicals and Plastics Division of Union Carbide in 1957 and has been associated primarily with the Corporation's chemicals and plastics business throughout his career. Dr. Joyce became President of the Silicones and Urethane
                        Intermediates Division in 1982 and was appointed
                        President of the Polyolefins Division in 1985. Dr. Joyce became Executive Vice-President, Union Carbide Chemicals and Plastics Company Inc. in 1990, and that same year was elected a Vice-President of the Corporation.
                        Subsequent to the Corporation's restructuring in 1992, Dr. Joyce was elected Executive Vice-President of the Corporation responsible for operations, and in 1993, was elected President and Chief Operating Officer. In 1995,
                        Dr. Joyce was elected President and Chief Executive
                        Officer and effective January 1, 1996, he was also elected Chairman of the Board. In 1993, Dr. Joyce received a Medal of Technology from President Clinton.
                        He is a director of Melville Corporation, Reynolds
                        Metals Company, The Chemical Manufacturers Association and The American Plastics Council and is a member of the Management Committee of UOP, a Union Carbide
                        Corporation, AlliedSignal Inc. partnership. Dr. Joyce is
                        Chairman of the Executive Committee of Union Carbide's
                        Board.

--------------------------------------------------------------------------------
[PHOTO APPEARS HERE]    Robert D. Kennedy, age 63, Director since 1985, is
                        Retired Chairman of the Board and Chief Executive
                        Officer of Union Carbide Corporation. Mr. Kennedy is a graduate of Cornell University where he received a B.S.
                        degree in Mechanical Engineering in 1955. He joined
                        Union Carbide that same year at the Niagara Falls operations of the National Carbon Division, where he held various positions. In 1963 he became a Product
                        Manager and in 1971 he went to Geneva, Switzerland as Marketing Director of Carbon Products for Union Carbide
                        Europe. There he became Product Director in 1973 and
                        Senior Vice-President responsible for gases, metals and carbons in 1975. Mr. Kennedy returned to New York as President of the Linde Division in 1977. He was elected a Senior Vice-President of the Corporation in 1981 and an Executive Vice-President in 1982. In 1985, he was elected a Director and President of Union Carbide
                        Corporation, responsible for the Chemicals and Plastics
                        Group. In April 1986, he was elected President and Chief
                        Executive Officer of Union Carbide Corporation and effective December 1986 he was elected Chairman of the Board. He retired from the Corporation on December 31,
                        1995. Mr. Kennedy is a director of Union Camp
                        Corporation, Sun Company, Inc. and UCAR International,
                        Inc., past Chairman of the Chemical Manufacturers
                        Association, a member of the Board of Trustees of Cornell University, Chairman of the New Hampton School
                        Trustees, past Chairman of INROADS, Inc., past Board
                        Member of the Fairfield/Westchester County Chapter of
                        INROADS, Inc., a member of the Business Council, past member of the Business Round Table and of the Business
                        Round Table's Education Task Force and its Environmental
                        Task Force, past Chairman and past member of the Connecticut Business For Education Coalition (CBEC) and past member of the Commission on Education Excellence for Connecticut. He is a member of the Executive, Nominating and Public Policy Committees of Union
                        Carbide's Board.

--------------------------------------------------------------------------------
[PHOTO APPEARS HERE]    Ronald L. Kuehn, Jr., age 60, Director since 1984, is
                        Director, Chairman, President and Chief Executive
                        Officer of Sonat Inc. Mr. Kuehn received the degrees of B.S. in 1957 and LL.B. in 1964 from Fordham University.
                        He joined Sonat's legal staff in 1970 and was named
                        Vice-President in 1979. He was elected Senior Vice-
                        President in 1980 and Executive Vice-President in
                        January 1981. In April 1981, he was elected a director of the Company and was named President and Chief
                        Operating Officer in 1982. He was appointed Chief
                        Executive Officer in 1984 and elected Chairman in 1986.
                        Mr. Kuehn is a director of various wholly-owned subsidiaries of Sonat Inc., AmSouth Bancorporation,
                        Praxair, Inc., Protective Life Corporation, Sonat
                        Offshore Drilling Inc., Interstate Natural Gas
                        Association of America, Gas Research Institute and a number of civic organizations. He is a member of the Board of Trustees of Southern Research Institute,
                        Birmingham-Southern College and Tuskegee University. Mr.
                        Kuehn is Chairman of the Compensation and Management
                        Development Committee and a member of the Finance and Pension, Health, Safety and Environmental Affairs and
                        Nominating Committees of Union Carbide's Board.

--------------------------------------------------------------------------------
[PHOTO APPEARS HERE]    Rozanne L. Ridgway, age 60, Director since 1990, is
                        Co-Chair, The Atlantic Council of the United States. A retired diplomat in the Foreign Service of the United
                        States, Ambassador Ridgway's 32 year career included assignments as Ambassador to Finland, Ambassador to the German Democratic Republic, Ambassador for Oceans and
                        Fisheries Affairs, Counselor of the United States State
                        Department and Special Assistant to the Secretary of the State for negotiations. She served as Assistant
                        Secretary of State for European and Canadian Affairs from 1985 to 1989. She was President of the Atlantic
                        Council from 1989 through 1992. Ambassador Ridgway is a director of Bell Atlantic Corporation, The Boeing
                        Company, Citicorp, Citibank N.A., Emerson Electric Co.,
                        Minnesota Mining and Manufacturing Company, RJR Nabisco and Sara Lee Corporation. She is a member of the International Advisory Board of the New Perspective Fund and a trustee of The CNA Corporation and the National
                        Geographic Society. She is a trustee of Hamline
                        University, a member of the Council on Foreign
                        Relations, a member of several nonprofit institutions concerned with international affairs and non-executive chairman of the Board of the Baltic-American Enterprise
                        Fund. Ambassador Ridgway is a member of the Audit, Health, Safety and Environmental Affairs, Nominating and
                        Public Policy Committees of Union Carbide's Board.

--------------------------------------------------------------------------------
[PHOTO APPEARS HERE]    William S. Sneath, age 69, Director since 1969, is
                        Director of Various Corporations and Retired Chairman of the Board and Chief Executive Officer of Union Carbide
                        Corporation. Mr. Sneath joined Union Carbide in 1950 after graduating from Williams College with the degree of B.A. and from the Harvard Graduate School of Business
                        Administration with the degree of M.B.A. He was elected
                        Treasurer of Union Carbide in 1961 and Vice-President and Chief Financial Officer in 1965. Mr. Sneath was elected a director in 1969 and President and Chief
                        Operating Officer in 1971. He served as Chairman of the Board and Chief Executive Officer from 1977 to 1982. He is a director of Metropolitan Life Insurance Company and Rockwell International Corporation and is a member of The Business Council. Mr. Sneath is Chairman of the
                        Finance and Pension Committee and a member of the Executive, Health, Safety and Environmental Affairs and
                        Nominating Committees of Union Carbide's Board.

     During 1995, there were eight regular meetings of the Board of Directors. At present, there are 11 directors. James M. Hester, a director for over 32 years, will not stand for reelection in accordance with the retirement policy of the Board. Pursuant to action by the Board, the number of directors to be elected at the annual meeting will be ten. The retirement policy of the Board provides that non-employee directors are not eligible for re-election after reaching age 72 and that employee directors, except the Chief Executive Officer, will retire from the Board at the time of their retirement from the Corporation. Of the ten nominees for election at the annual meeting of stockholders, two are currently officers of the Corporation. Eight are non-employee directors, two of whom are retired Chief Executive Officers of the Corporation.

     Each director is required to be a stockholder of the Corporation. Each director serves on one or more committees of the Board that oversee such vital matters as audits, compensation, finance, health, safety and environmental affairs, nominations, and public policy. Average attendance by directors at meetings of the Board and its committees during 1995 was 97%. Each director attended 75% or more of the aggregate of the meetings of the Board and of the Board committees on which he or she served.

     In addition to attending Board and committee meetings, the directors devoted time during the year to conferring with officers regarding corporate matters and to reviewing material submitted by management to the Board and Board committees for consideration and action.

Committees of the Board -- The Board has seven standing committees. Their functions are described below:

    Audit -- The Audit Committee was established in 1972. The Committee supports the independence of the Corporation's independent and internal auditors and the objectivity of the Corporation's financial statements; reviews the Corporation's principal policies for accounting, internal control and financial reporting; recommends to the Board the engagement or discharge of the independent auditors; reviews with the independent auditors the plan, scope and timing of their audit; reviews the auditors' fees and, after completion of the audit, reviews with management and the independent auditors the auditors' report.

          The Committee also reviews the annual financial statements of the Corporation; management's recommendation for the selection of the independent auditors; the Corporation's internal accounting control system; and the procedures for monitoring compliance with the Corporation's policies on business integrity and ethics and conflicts of interest. The Committee also performs a number of other review functions related to auditing the financial statements and internal controls. The Committee met five times during 1995. Members of the Committee are: John J. Creedon, Chairman; C. Fred Fetterolf; James M. Hester and Rozanne L. Ridgway.

    Compensation and Management Development -- The Compensation and Management Development Committee was established in 1972. The Committee reviews and recommends to the Board the direct and indirect compensation and employee benefits of the Chairman of the Board, and other elected officers of the Corporation; reviews, recommends to the Board and administers any incentive plans and variable compensation plans that include elected officers; and reviews the Corporation's policies relating to the compensation of senior management and, generally, other employees. In addition, the Committee reviews management's long-range planning for executive development and succession; establishes and periodically reviews policies on management perquisites; and performs certain other review functions relating to management compensation and employee relations policies. The Committee met three times during 1995. Members of the Committee are: Ronald L. Kuehn, Jr., Chairman; John J. Creedon; C. Fred Fetterolf; Rainer E. Gut and Vernon E. Jordan, Jr.

    Executive -- The Executive Committee was established in 1917. Subject to any limitations prescribed by law or by the Board, the Executive Committee has and may exercise, when the Board is not in session, all the powers of the Board. The Committee met three times during 1995. Members of the Committee are: William H. Joyce, Chairman; John J. Creedon; Joseph E. Geoghan; James
    M. Hester; Robert D. Kennedy and William S. Sneath.

    Finance and Pension -- The Finance and Pension Committee was established in 1980. The Committee reviews periodically the Corporation's financial policies and objectives; monitors the Corporation's financial condition and its requirements for funds; reviews management recommendations as to the amounts, timing, types and terms of public stock issues and public and private debt issues; and reviews periodically the Corporation's dividend policy and foreign exchange operations. The Committee also reviews the financial, investment and actuarial policies and objectives of the pension program and, periodically, other employee benefit programs and the investment performance of the fund established for the pension program. The Committee also performs certain other review functions related to finance and pension matters. The Committee met four times during 1995. Members of the Committee are: William S. Sneath, Chairman; Rainer E. Gut; Vernon E. Jordan, Jr. and Ronald L. Kuehn, Jr.

    Health, Safety and Environmental Affairs -- The Health, Safety and Environmental Affairs Committee was established in 1985, for the purpose of enabling the Board to expand its review functions with respect to health, safety and environmental matters. Prior to January 1985, those matters were reviewed by the Public Policy Committee. The Health, Safety and Environmental Affairs Committee reviews the Corporation's policies for health, safety and environmental affairs ("HS&EA"); reviews the Corporation's HS&EA performance and its compliance with HS&EA policies and legal requirements; reviews the Corporation's system for monitoring its compliance with HS&EA policies and legal requirements; reviews any significant HS&EA problem and management's response to the problem; and reviews significant scientific, legislative, governmental and judicial developments and their effect on corporate policies. The Committee met three times during 1995. Members of the Committee are: C. Fred Fetterolf; Chairman; John J. Creedon; Ronald L. Kuehn, Jr.; Rozanne L. Ridgway and William S. Sneath.

    Nominating -- The Nominating Committee was established in 1977. The Committee recommends to the Board nominees for election as directors, and periodically reviews potential candidates, including incumbent directors.

         The Committee reviews policies with respect to the composition, organization and practices of the Board, and developments in corporate governance matters generally. The Committee met twice during 1995. Members of the Committee are: Vernon E. Jordan, Jr., Chairman; C. Fred Fetterolf; Rainer E. Gut; James M. Hester; Robert D. Kennedy; Ronald L. Kuehn, Jr.; Rozanne L. Ridgway and William S. Sneath.

         Candidates for nomination as director are considered on the basis of their broad business, financial and public service experience; their ability to represent the interests of all stockholders, rather than the special interests of a particular group; their reputation, capability and integrity within their fields or professions; and their ability and willingness to devote the time required to serve effectively as a director and as a member of one or more Board committees. In addition, candidates are considered on the basis of their ability, as a group, to bring to the Board familiarity with national and international business matters, an appreciation of the appropriate role of the Corporation in today's society and diverse points of view regarding the many areas in which the Corporation is involved. Nominees must also be free of any conflicts of interest, legal impediments or other considerations that might preclude service as a director of the Corporation.

         The Committee will consider nominees recommended by stockholders. All letters of nomination should be sent to the Secretary of the Corporation and should include the nominee's name and qualifications and a statement from the nominee that he or she consents to being named in the proxy statement and will serve as a director if elected. In order for any nominee to be considered by the Nominating Committee and, if accepted, to be included in the proxy statement, such recommendation should be received by the Secretary on or before November 1 preceding the annual meeting at which directors will be elected by the stockholders.

    Public Policy -- The Public Policy Committee was established in 1972. The Committee reviews the Corporation's policies on and responses to important social, political and public issues, including matters relating to international operations, equal employment opportunity, charitable and education contributions, and legislative issues, as well as policies on and responses to important stockholder issues, including stockholder proposals for the proxy statement. The Committee also performs various other functions relating to public policy matters generally. The Committee met twice during 1995. Members of the Committee are: James M. Hester, Chairman; Joseph E. Geoghan; Vernon E. Jordan, Jr.; Robert D. Kennedy and Rozanne L. Ridgway.

Compensation of Directors

     No director who is an employee is compensated for service as a member of the Board or any Committee of the Board. Each non-employee director receives an annual retainer of $30,000. Each non-employee director receives a $1,500 fee for each Board meeting attended, and a $1,500 fee for each committee meeting attended. The Chairman of a meeting of a Committee of the Board receives a $3,000 meeting fee. Non-employee directors who perform special services at the request of the Chairman are compensated by a per diem fee of $1,500. No per diem fees were paid in 1995. Reimbursement for travel expense is paid when appropriate. Non-employee directors are not eligible to participate in the Corporation's incentive compensation plans or employee benefit plans.

Stock Compensation Plan for Non-Employee Directors -- This plan was approved by the stockholders on April 22, 1992. The following description gives retroactive effect to antidilution adjustments made as a result of the spinoff of Praxair, Inc. in 1992. Each non-employee director on that date received 479 shares for each year the director was eligible to serve as a director between that date and December 31, 1996, generally five years. Shares become non-forfeitable at the rate of 479 shares a year. Also, a director's shares become non-forfeitable when the director retires, dies or becomes disabled. All shares become non-forfeitable upon a Change in Control of the Corporation.

     Anyone who becomes a non-employee director during 1996 will receive 479 shares under this plan on the date of election to the Board. A participant may vote and receive dividends on non-forfeitable shares. The sale or transfer of shares is subject to certain restrictions. At the time shares become non-forfeitable, a director receives a payment to cover the income tax liability.

     During 1995, under a predecessor stock compensation plan, 4.311 shares became non-forfeitable for all non-employee directors as a group and the Corporation paid $81,573 to such directors to cover their income tax liability on those shares.

Non-Employee Directors' Retirement Plan -- The Plan provides a retirement benefit for non-employee directors who have completed at least five years of service. The annual benefit equals the annual base retainer in effect when the director's service ends. Currently, the annual base retainer is $30,000. The benefit period is for the director's life commencing at the later of age 65 or termination of service. The present value of the benefit is paid in a lump sum at termination of service. If a director dies while in service, after having completed five years of service as a director, then the director's surviving spouse receives a benefit equal to 50% of the annual retainer for ten years. The present value of the surviving spouse's benefit is paid in a lump sum at the time of the director's death. If a director becomes disabled or dies before completing five years of service, the Nominating Committee may authorize payment of a benefit to the director or the surviving spouse. Payments are made by the Corporation or through a grantor trust adopted by the Corporation.

     In accordance with the retirement policy of the Board, C. Peter McColough, a director for over 15 years, did not stand for reelection at the 1995 Annual Meeting. Under the Plan, a lump sum payment of $213,416 was paid to Mr. McColough upon his retirement.

Other -- The Union Carbide Corporation Group Life Insurance Plan for Non-Employee Directors extends group life insurance coverage of $50,000 to each non-employee director. Costs of premiums are shared by the participating directors and the Corporation. The Corporation's share of such premiums in 1995 was $2,448.

     Effective March 1, 1996, the Corporation purchased Director's and Officer's liability insurance from Corporate Officers and Directors Assurance Ltd., X.L. Insurance Company, Ltd., and ACE Limited to provide continuing coverage for the individual directors and officers of the Corporation and its subsidiaries at an annual cost of approximately $600,000.

Compensation Committee Interlocks and Insider Participation -- The members of the Compensation and Management Development Committee are: Ronald L. Kuehn, Jr., Chairman; John J. Creedon; C. Fred Fetterolf; Rainer E. Gut and Vernon E. Jordan, Jr. Mr. Jordan is a partner of the law firm of Akin, Gump, Strauss, Hauer and Field. That law firm was retained by and rendered services to the Corporation in 1995.

Five Year Cumulative Total Return/1/
--------------------------------------------------------------------------------



                             [GRAPH APPEARS HERE]




(1) For fiscal years ending December 31. Total return assumes that the value of an investment in UCC common stock and each index was $100.00 on December 31, 1990 and that all dividends, including the distribution of Praxair, Inc. stock, were reinvested. Past performance is not necessarily an indicator of future results.

     Graph Dollar Values       1991        1992         1993        1994        1995
     -------------------       ----        ----         ----        ----        ----
     UCC                      130.21      268.85       376.63      516.53      663.48
     S&P 500                  130.39      140.29       154.38      156.38      215.08
     S&P Chemicals            130.41      142.83       159.74      184.64      241.05

Report of the Compensation and Management
Development Committee on Executive Compensation

     UCC management compensation programs are approved and administered by the Compensation and Management Development Committee of the Board of Directors (the Committee), comprised since its inception only of non-employee ("outside") Directors. The programs have three fundamental objectives: to set compensation at levels sufficient to attract and retain a diverse mix of experienced, highly competent executives; to provide incentives to improve the Corporation's financial performance and performance against strategic and operational goals (comprising corporate metrics and `measures of performance' or `MOPs' as discussed in detail below); and to evaluate, reinforce and reward individual achievement of business objectives and demonstration of "winning behaviors" with pay that fluctuates with performance.

     Programs that meet these objectives help ensure that UCC is well managed and provide substantial assurance to shareholders that management's interests in building value are closely aligned with those of its shareholders, as we believe they are at the Corporation.

     The Committee has a strong role in approving corporate goals and reviewing performance in conjunction with the full Board. The Committee meets early each year to review the Corporation's prior year performance against goals set at the start of the year, to review executive compensation in light of performance, and to consider goals for the new year in conjunction with the full Board. It meets again later in the year with the Chairman/CEO and non-employee Directors to evaluate executive performance and review management development and succession planning, and meets at other times during the year with independent consultants well acquainted with industry practice to review executive compensation and to consider revisions or improvements to programs that may be useful in linking compensation more closely to performance. The Committee met three times during 1995.

     A significant organizational change occurred in 1995 affecting the two most senior officers. At the February 1995 Board of Directors' meeting, the Chairman and Chief Executive Officer, Robert D. Kennedy, announced his plan to step down as CEO in April, continuing as Chairman until his retirement at year-end. At the April 1995 Board of Directors meeting, the Board officially elected Dr. William
H. Joyce, then President and Chief Operating Officer, as President and CEO. At the November 1995 Board of Directors' meeting, Dr. Joyce was named to succeed Mr. Kennedy as Chairman, effective January 1, 1996, adding this role to his ongoing duties as President and CEO. Subsequent references in the report to these gentlemen will be made by name, rather than title, for clarity.

Sources of Competitive Data -- The Corporation surveys compensation data for a limited number of companies to establish pay ranges by grade level for base salary and total compensation which are competitive with industry generally. Competitive compensation data for executive level positions are also obtained through consultants. The data base thus obtained includes both chemical companies and the chemicals and plastics segments of major oil companies. Since the size of these comparison companies (as measured by sales) varies, the consultant makes adjustments to the competitive analysis to account for this variable. The Corporation believes these companies represent an appropriate benchmark group, whose executive positions require talents and capabilities similar to UCC's own executive positions.

     For financial performance comparisons, the Corporation looks at subsets of the surveyed companies, which include several of the companies in the S&P Chemicals Index. These subsets are different for the Return on Capital (ROC) performance comparison and the Market to Book ratio comparison described on page
17. The companies in the ROC performance group best approximate UCC's businesses and are similarly affected by margins in the product markets in which the Corporation competes. The companies in the market to book ratio comparison are publicly traded chemical companies -- both those in the S&P Chemicals Index as well as others -- which are considered chemical industry investment alternatives. The Committee believes that comparison with the companies in each group -- for ROC and market to book performance, respectively -- is more appropriate than exclusive comparison with the companies currently comprising the S&P Chemicals Index.

Components of the Compensation Package -- The compensation package for the Corporation's executives has four components: base salary, which reflects the executive's pay grade and level of responsibility and permits income predictability; profit sharing, paid in cash, which places a small percentage of base pay at risk and provides for upside potential; variable compensation, typically paid in cash, which reflects relative corporate, business unit and individual performance; and long-term incentives, comprised chiefly of stock options (which create value only if the price of the Corporation's shares appreciates) and restricted stock (which encourages share ownership and long term retention).

     The Committee targets compensation decisions for executives to produce median total compensation opportunity for similar jobs found in the surveyed companies. However, the performance-based nature of the overall package may produce total compensation above or below the median based on corporate, business unit and individual performance.

Base Salary -- At least once a year, the Committee reviews the base salary of the Chairman and CEO, and in consultation with the Chairman and CEO, reviews the base salaries of corporate officers, evaluating their individual performance to determine if adjustments are warranted. For executive positions, this is an assessment of the overall manner in which the role is carried out. As noted, the Committee also compares base salary levels with the average of those in the companies surveyed to make sure they remain competitive. The objective is to approximate the average base pay for a given position, after adding back the "pay at risk" for profit sharing, described below as 5% -- the amount earned when the Corporation's return on capital equals it average cost of capital.

     For the past several years, Mr. Kennedy's base salary has been somewhat higher than the average of the salaries of his peers in companies surveyed (primarily a consequence of the previous corporate structure which included the industrial gases and carbon businesses). Because of this difference, the Committee elected not to grant Mr. Kennedy a salary increase during the period 1992-1994. However, in recognition of his superior performance in meeting the operational goals of the Corporation, and his having foregone changes to base pay since early 1991, the Committee elected to grant a salary increase of 7% of base pay in January 1995.

     Dr. Joyce is new to his position and grade level and, as a result, his base pay is considerably below the competitive group average. As a consequence of this and his noteworthy performance, the Committee elected to grant an increase in February 1996 of 25% of base pay. The executive officers as a group (exclusive of Dr. Joyce) were granted base pay increases averaging approximately 5% for 1996.

Profit Sharing -- The profit sharing plan covers virtually all employees. Participants in the plan have the opportunity to earn extra pay every quarter in which return on invested capital for the Corporation exceeds a predetermined level. The maximum payout is ten days' base salary per calendar quarter. Profit sharing returned 40 days' pay for 1995 performance. To accomplish the "pay at risk" concept, the Corporation has set base salaries for all jobs at about 5% below the average of the surveyed companies. Through profit sharing, the 5% can be earned back to restore base pay to competitive levels, and in exceptional years, to better the competitive average by 10%. The Corporation's officers participate in the Profit Sharing Plan.

Variable Compensation -- Because earnings in the chemicals and plastics industry are significantly affected by the chemical business cycle, the Corporation's variable compensation program is largely based on relative performance against the financial comparison companies, most of which are similarly affected by the cycle. Variable compensation is also based on the degree of success in achieving individual as well as corporate measures of performance. Given the Corporation's policy to "pay for performance," when performance exceeds the competitive group average, the combination of base salary, profit sharing and variable compensation should also exceed the competitive group average. Similarly, when performance falls short of the competitive group average, total compensation should fall below the average as well.

     Variable compensation serves to focus executives on those activities most directly within their control, for which they should be held accountable. It recognizes that individual performance can be strong or weak despite business results that year, affording an opportunity to recognize outstanding individual contributions in any year. An implication of this design is that there may be years in which some executives receive considerably larger variable compensation payments than others. These differences indicate the presence of a "pay for performance" environment. There are two plans which provide variable compensation to corporate officers -- the Performance Incentive Plan [PIP] and the Variable Compensation Plan [VCP], both described below. There are 14 corporate officers covered under both plans for 1995.

     PIP was effective January 1, 1995 and was approved by shareholders in April 1995. The Plan is based exclusively on the Corporation's relative ROC performance against financial comparison companies over a 12 month fiscal year ending September 30. Since payouts under this Plan qualify as "performance based," they are deductible by the Corporation under the provisions of Section 162(m) of the Internal Revenue Code, even if total compensation exceeds $1 million to any individual. The Committee retains discretion to reduce payouts calculated by formula under this Plan, but would have no discretion to increase individual awards above the maximum specified under the Plan. Pursuant to the PIP, the Committee awarded $675,000 to Mr. Kennedy and $590,000 to Dr. Joyce for 1995 ROC performance. Total payments under PIP to the executive officers as a group were $2,925,000 (including Mr. Kennedy and Dr. Joyce) for 1995 ROC performance.

     Variable Compensation Plan payments for corporate officers are determined by the Committee. The calculation is based on specific measurable criteria known as "metrics," progress against non-financial corporate measures of performance and each officer's contribution to achievement of the metrics and MOPs. The metrics include:

     Relative Shareholder Value  -- Market to Book ratio of the Corporation's common stock vs. the market to book
                                    comparison companies

     Growth                      -- as measured by growth in sales volume over
                                    three years

     Productivity                -- as measured by actual fixed cost per pound
                                    of product

     The above three metrics collectively represent 60% of the VCP award value at target, leaving 40% consideration for the other key non-financial corporate MOPs. There are no specific weights assigned to any single MOP, as distinguished from the Corporate Metrics, which each have an assigned weight. In any given year, the weighting of one performance measure over another may vary.

     The 1995 MOPs included a number of ambitious short term goals. These included continued improvement in Health, Safety and Environmental performance and risk management; "people excellence," with an emphasis on upward mobility of women and minorities, human asset management, and training and education; attainment of corporate financial targets, as well as profit enhancement and capital program goals; strategic plan implementation and technology leadership, including successful implementation of global joint ventures which rely on the Corporation's competitively advantaged technology; continued excellence in customer focus; and continued effectiveness in communicating clearly and credibly with our critical internal and external constituencies.

     At its January 1996 meeting, the Committee gave heaviest weight to performance against Responsible Care goals and corporate financial performance MOPs. In the former case, they took favorable note of the fact that the corporation had no fatalities or significant events of any kind for the first year ever. Continued improvement in worker safety, as indicated by reductions in total and work-caused recordable injuries and illnesses was also seen to be a significant positive. The total number of spills also declined. On the unfavorable side, however, the number of key spills increased somewhat over 1994.

     Among elements of corporate financial performance, other than those already covered in the Metrics, the Committee took note of the fact that the Corporation's credit rating was maintained and that UCC repurchased 14.1 million shares of its stock, reducing the number of shares outstanding by 9.3 million compared to end-of-year 1994. They noted, however, that the average inventory levels were high, exceeding the MOP for this category.

     Other noteworthy items were the Corporation's satisfactory execution of its capital program; continuing progress in implementation of joint ventures in Europe and the Mideast and an acquisition in the UK; achievements in "People Excellence," including further progress toward upward mobility goals and increased employee understanding of and alignment with the corporation's strategic goals; and effective use of research and development resources to support growth through new opportunities to capitalize on the corporation's proprietary technologies.

     The Committee also took note of continued excellence in Customer Focus as evidenced by supplier recognition awards from a number of major customers, as well as pilot testing of a survey process to better monitor and measure customer satisfaction, and of continued communication effectiveness with investors, lenders, employees, customers and other important consituencies of the Corporation.

     Based on the above assessment, the Committee rewarded Mr. Kennedy's leadership in advancing the Corporation's strategic plan and elected to award a Variable Compensation Plan payment of $275,000, which when combined with his award under the Performance Incentive Plan, produced a total award of $950,000 -- 109% of his December 1995 base salary. Dr. Joyce was awarded $235,000, which when combined with his award under the Performance Incentive Plan, produced a total award of $825,000, 137% of his December 1995 base salary. In authorizing this award the Committee took special note of his strong role in the growth of the company through a number of global joint ventures and enhancing the company's stock performance. Consistent with similar award practices in the U.S. chemical industry, standard individual awards under the two variable compensation programs (the Performance Incentive Plan and Variable Compensation
Plan) can range from 5 to 60% of annual base salary, depending on pay grade, but can be considerably greater (up to 150% of annual salary, at the Chairman and CEO level) in years of exceptional performance. Awards may also be withheld entirely when corporate performance falls short of goals, as happened in the case of senior executive officers for 1991 performance.

Long-Term Incentives: Stock Options and Restricted Stock Matching -- Stock options are generally granted annually, at the closing price of the Corporation's common stock as reported on the New York Stock Exchange -- Composite Transactions on the date of the grant. Since 1989, they have specified a holding period of at least two years from the grant date. Options expire after ten years. Except for adjustments to reflect major changes in the Corporation's capital base, as occurred after the industrial gases spin-off in 1992, the Corporation has neither adjusted the price nor amended the financial terms of outstanding options. This means executives cannot benefit from stock price appreciation until and unless shareholders also benefit. Stock options serve as the compensation "glue," tying all executives to a common goal, regardless of where in the company they work. Stock options reward all executives for a common outcome.

     Beginning in 1995, the Restricted Stock Matching Program (authorized under the 1994 Long-Term Incentive Plan) was made available to all employees eligible for variable compensation (approximately 1,750 worldwide). Participants have 60 days from receipt of their variable compensation to deposit with the Corporation for a period of three years UCC stock worth up to 25% of their variable compensation. In lieu of depositing stock, employees may "pledge" shares held in their Savings or Dividend Reinvestment Program accounts. In exchange for the deposit or pledge of stock, the Corporation grants a share for share match of restricted stock which vests after 3 years. Since the Restricted Stock Matching Program was meant to complement the Stock Option Program, the value of the restricted stock grant for which an employee was eligible in 1995 was offset from the November 1995 stock option grant in a 3 to 1 ratio (i.e. 3 fewer options for each share of restricted stock), delivering total competitive, long-term incentive value to those participating in both programs.

     The Committee regularly reviews the competitiveness of the Corporation's long-term incentives and may in the future consider other forms of long-term compensation. For 1995, stock options and restricted stock matching were the Corporation's only incentives tied to long-term performance. Most of the surveyed companies have more incentive programs tied to long-term results. To keep total compensation competitive, the Committee has generally granted more stock options than would be the case if Union Carbide had a greater number of programs tied to long-term performance.

     Stock options are valued with formulas which estimate the value of a 10 year option on the date of grant. At any point in time, this value may vary based on the stock's volatility, price and dividend levels. As a consequence of the stock's estimated value and the offset required for the value of the restricted stock matching grant, the Committee authorized 30% fewer shares for grant in November 1995 than for the previous grant.

     Given the strong 1995 performance of the Corporation, and Dr. Joyce's role in particular, the Committee awarded him 111,000 stock options in November 1995. Specifically, the Committee noted that the Corporation produced significant returns to shareholders under his leadership -- 27+% return in 1995 (30+% assuming reinvested dividends). The size of the grant to Dr. Joyce, as well as to the other executive officers, was approximately at the median for long term incentives granted by the surveyed companies for comparable positions (which includes the value of restricted stock matching). In 1995, Dr. Joyce also participated in the Restricted Stock Matching Program. After pledging 4,097 shares of UCC stock in his Savings Program account, he received a matching grant of 4,097 restricted shares which will vest in June 1998.

     Mr. Kennedy did not receive an option grant in November 1995 due to his retirement at year end. However, he did elect to participate in the Restricted Stock Matching Program earlier in the year and, after pledging 7,930 shares of UCC stock in his Savings Program account, he received 7,930 restricted shares which will vest in June 1998.

Stock Ownership -- Three years ago, the Board of Directors initiated stock ownership guidelines for senior management to forge a direct link between management and shareholders and create an incentive to increase the company's market value. Under the guidelines, management would be expected to own stock valued at four times the annual base salary for the Chairman/CEO; and amounts equal to annual base salary for the remaining corporate officers, with a five year period to achieve these guidelines. Most corporate officers already exceed their guideline amount by a wide margin and the few who have not yet achieved them have made substantial progress. Dr. Joyce, in particular, already holds nearly fourteen times his December base pay in UCC stock, well above his guideline of four times base pay. In October 1993, the Committee endorsed the extension of these ownership guidelines to a broader group of managers (approximately 110) who are expected to own stock valued at either one times annual base salary or at one third of annual base salary, depending on position level. They also have five years to achieve these stock ownership levels. At year-end 1995, over 95% of the group had attained their guideline level of ownership.

Deferred Compensation Program -- The Corporation maintains a nonqualified compensation deferral program into which participants may defer up to 25% of their base salary and up to 85% of their variable compensation, with payout generally commencing at or after retirement. A portion of these deferrals may be subject to a matching employer contribution.

Summary -- The Compensation and Management Development Committee believes that the objectives of the compensation and incentive programs at Union Carbide Corporation are consistent with programs maintained by comparable industrial companies and serve to keep shareholder and management interest in building value closely aligned. The Corporation's senior executives have successfully positioned the organization for global competition and their efforts during 1995 have greatly expanded its worldwide opportunities for growth and profitability.

     Compensation and Management Development Committee

        Ronald L. Kuehn, Jr., Chairman    C. Fred Fetterolf        Rainer E. Gut
        John J. Creedon                   Vernon E. Jordan, Jr.

Summary Compensation Table
-------------------------------------------------------------------------------

                                                                                                                      All Other
                                                   Annual Compensation                   Long Term Compensation    Compensation/5/
                                    -------------------------------------------------    ------------------------  -----------------

                                                                                                      Number of
                                                                                                      Securities
                                                          Annual           Other                      Underlying
                                                         Variable         Annual       Restricted    Options/SARs
Name and Principal Position         Year     Salary    Compensation   Compensation/2/   Stock/3/       Granted
----------------------------------  ----     ------    ------------   ---------------  ----------    ------------
Robert D. Kennedy                   1995    $875,000    $950,000/1/      $174,010       $230,961           -0-        $301,819
Chairman                            1994     815,000     900,000          122,581            -0-       130,000          81,252
                                    1993     815,000     590,000            4,350            -0-       300,000/4/      103,479

William H. Joyce                    1995    $550,000    $825,000/1/      $ 92,308       $119,325       111,000        $114,740
President and Chief Executive       1994     445,833     465,000           42,404            -0-        90,000          44,902
Officer                             1993     393,333     340,000          145,466            -0-       220,000/4/       37,436

Joseph E. Geoghan                   1995    $368,750    $275,000/1/      $ 63,444       $ 68,007        30,000        $ 46,674
Vice-President, General Counsel     1994     350,000     265,000           42,436            -0-        41,000          25,980
and Secretary                       1993     343,750     195,000            6,936            -0-       140,000/4/       34,370

Joseph C. Soviero                   1995    $320,000    $235,000/1/      $ 56,081       $ 51,318        25,000        $ 30,786
Vice-President, Corporate           1994     303,333     200,000           30,154            -0-        29,000          17,687
Ventures & Purchasing               1993     293,340     145,000          122,645            -0-        80,000/4/       26,278

Roger B. Staub                      1995    $271,667    $260,000/1/      $ 43,077       $ 55,163        25,000        $ 53,040
Corporate Vice-President/General    1994     255,000     215,000           24,500            -0-        29,000          38,058
Manager - Unipol Systems            1993     238,755     155,000           91,664            -0-        80,000/4/       40,613

John K. Wulff                       1995    $271,667    $210,000/1/      $ 43,077       $ 46,192        15,000        $ 27,422
Vice-President, Controller and      1994     264,167     180,000           25,442            -0-        25,000           8,777
Principal Accounting Officer/6/     1993     258,750     145,000              -0-            -0-        60,000/4/       16,241

--------------------------------------------------------------------------------
(l) Annual Variable Compensation includes payments under both the 1995 Performance Incentive Plan and the Variable Compensation Plan. The Performance Incentive Plan rewards corporate officers exclusively for ROC performance. The Variable Compensation portion of the annual award is based on performance against other key metrics and corporate measures of performance.

(2) Other Annual Compensation in 1993, 1994 and 1995 for Messrs. Kennedy and Geoghan includes financial planning and related tax advice and service. In 1994 and 1995 for both individuals it also includes profit sharing. Mr. Kennedy's total for 1994 and 1995 also includes $32,613 and $32,309, respectively for personal transportation expenses. The 1993, 1994 and 1995 amounts for Dr. Joyce, Mr. Soviero and Mr. Staub include profit sharing and in 1993, reimbursement for liabilities on annuity purchases to fund the Corporation's obligations for certain nonqualified retirement benefits ("tax liabilities") of $140,857 for Dr. Joyce, $119,183 for Mr. Soviero and $88,837 for Mr. Staub. Also included in this column for Mr. Soviero is a tax equalization payment of $6,850 in 1995 on his 1993 annuity purchase. The 1994 and 1995 amounts for Mr. Wulff are profit sharing.

(3) Restricted stock holdings as of December 31, 1995 and their fair market value based on the per share closing price of the Company's common shares on the New York Stock Exchange on December 29, 1995 ($37.500) were as follows:

                                   R.D. Kennedy    W.H. Joyce     J.E. Geoghan    J. C. Soviero    R. B. Staub    J.K. Wulff
                                   ------------    ----------     ------------    -------------    -----------    ----------
    No. of Restricted Shares:          8,009          4,138           2,358            1,780          1,913         1,602
    Value on Dec. 29, 1995:         $300,843       $155,429         $88,584          $66,846        $71,853       $60,169

    Dividends are payable on the restricted shares to the extent and on the same date as dividends are paid on all other Company common shares, are reinvested in restricted shares, and their value is included in the totals above.

(4) Stock Options Granted in 1993:
    -----------------------------

    Date of Grant:                 R.D. Kennedy    W.H. Joyce     J.E. Geoghan    J. C. Soviero    R. B. Staub    J.K. Wulff
    --------------                 ------------    ----------     ------------    -------------    -----------    ----------
    Jan. 26, 1993                     150,000        110,000          50,000           40,000         40,000        30,000
    Dec. 10, 1993                     150,000        110,000          90,000           40,000         40,000        30,000

    The normal annual stock option grant timing has been adjusted from January to November/December of the preceding calendar year. The year 1993 was the first year of that adjustment, therefore two grants appear for the calendar year 1993.

(5) All Other Compensation includes annual life insurance premiums paid to split dollar life insurance contracts and employer contributions to the Savings Program. The amount of the whole life insurance portion reported as paid for the named executive officer is the entire premium minus that portion of the premium actually paid by the executive officer. For 1995, life insurance premiums were $91,458 for Mr. Kennedy; $56,851 for Dr. Joyce; $38,237 for Mr. Geoghan; $17,004 for Mr. Soviero; $32,659 for Mr. Staub and $2,263 for Mr. Wulff. Employer contributions to the Savings Program were $8,437.50 for Messrs. Kennedy, Geoghan, Soviero, Staub, Wulff and Dr. Joyce. This matching contribution was made in the form of ESOP preferred stock. Under the Omnibus Budget Reconciliation Act of 1993 (OBRA), the maximum amount of compensation that may be recognized for employer matching contributions is limited to $150,000 per year (a reduction from the 1993 limit of $235,840). Additional allocations to the nonqualified compensation deferral program for 1995 include $49,452 for Dr. Joyce; $5,344 for Mr. Soviero; $11,944 for Mr. Staub and $16,722 for Mr. Wulff. All Other Compensation for Mr. Kennedy also includes accrued vacation pay of $201,923 paid December 31, 1995 in a lump sum.

(6) Mr. Wulff was elected Vice-President, Chief Financial Officer and Controller effective February 1, 1996.

    Messrs. Kennedy, Geoghan, Soviero, Staub, Wulff and Dr. Joyce may also receive income from the exercise of certain options to purchase the stock of Praxair, Inc. which were granted in connection with the spinoff of Praxair, Inc. to stockholders on June 30, 1992. On that date, each holder of UCC options received an equal number of Praxair options and the exercise prices of the UCC options were reduced. Immediately after the spinoff, the combined exercise prices of the UCC options and Praxair options equaled the exercise prices of the UCC options prior to the spinoff. For years prior to 1994, any income received in connection with the exercise of Praxair options was reported as income from Praxair, Inc. For 1994, the Internal Revenue Service determined that this income must be treated for tax purposes as paid to the reporting persons by UCC. The amount of income received by Messrs. Kennedy, Geoghan, Soviero and Wulff in 1994 as a result of the exercise of Praxair options was $1,296,560, $33,830, $111,033 and $230,920, respectively. In
    1995, the amount of income received by Messrs. Geoghan and Wulff and Dr. Joyce as a result of the exercise of Praxair options was $291,649, $217,447 and $327,628, respectively.

Stock Options/SARs Granted -- 1995

-------------------------------------------------------------------------------
                                                                                     Potential Realizable Value at Assumed
                                                                                          Annual Rates of Stock Price
                                           Individual Grants                             Appreciation for Option Term/1/
                                 ------------------------------------------------ -------------------------------------------------
                                                                                            5%                        10%
                                   Number of                                      ----------------------    ------------------------
                                  Securities    % of Total
                                  Underlying   Options/SARs                         Assumed   Potential     Assumed    Potential
                                 Options/SARs   Granted to  Exercise   Expiration    Stock    Realizable     Stock     Realizable
Name                                Granted     Employees     Price       Date       Price      Value        Price       Value
-------------------------------  ------------  ------------ --------   ----------   -------   ----------    -------    ----------
Robert D. Kennedy                       -0-        -0-           N/A         N/A        N/A          -0-         N/A          -0-
Chairman

William H. Joyce                    111,000        9.5%      $40.375    11/29/05    $65.766   $2,818,401    $104.722   $7,142,517
President and
Chief Executive Officer

Joseph E. Geoghan                    30,000        2.6%      $40.375    11/29/05    $65.766   $  761,730    $104.722   $1,930,410
Vice-President, General
Counsel and Secretary

Joseph C. Soviero                    25,000        2.1%      $40.375    11/29/05    $65.766   $  634,775    $104,722   $1,608,675
Vice-President, Corporate
Ventures & Purchasing

Roger B. Staub                       25,000        2.1%      $40.375    11/29/05    $65.766   $  634,775    $104.722   $1,608,675
Corporate Vice-President/General
Manager - Unipol Systems

John K. Wulff                        15,000        1.3%      $40.375    11/29/05    $65.766   $  380,865    $104.722   $  965,205
Vice-President,
Controller and Principal
Accounting Officer(2)

Gain of All Recipients of 1995           --         --            --          --    $65.766      0.9%/3/    $104.722      0.9%/3/
Stock Options, as % of All
Shareholders Gain

-------------------------------------------------------------------------------
(1) The assumed annual rates of stock price appreciation of 5% and 10% are set by the SEC rule and are not intended as a forecast of possible future appreciation in stock prices.

(2) Mr. Wulff was elected Vice-President, Chief Financial Officer and Controller effective February 1, 1996.

(3) Assumes that the number of shares of common stock outstanding at December 31, 1995 is the same number outstanding at the relevant future date.

Note: Stock Options are generally exercisable two years from the date of grant. In the event of a Change in Control of the Corporation, all outstanding stock options become immediately exercisable. Options also become immediately exercisable upon the death of the participant. Refer to Change in Control discussion on page 25 for further provisions regarding Change in Control.

Stock Options/SARs Exercised in 1995 and Stock Option/SAR Values at 12/31/95
----------------------------------------------------------------------------

                                                                       Number of Securities
                                                                      Underlying Unexercised        Value of Unexercised
                                                                           Options/SARs           In-the-Money Options/SARs
                                              Shares                     Held at 12/31/95            Held at 12/31/95/1/
                                             Acquired     Value     --------------------------   ---------------------------
Name                                       on Exercise   Realized   Exercisable  Unexercisable   Exercisable   Unexercisable
----------------------------------------   -----------   --------   -----------  -------------   -----------   -------------
Robert D. Kennedy
Chairman                                       -0-         -0-        720,000       130,000      $17,026,910      $1,153,750

William H. Joyce
President and Chief Executive Officer          -0-         -0-        326,000       201,000      $ 6,984,317      $  798,750

Joseph E. Geoghan
Vice-President, General Counsel and
Secretary                                      -0-         -0-        225,000        71,000      $ 4,869,165      $  363,875

Joseph C. Soviero
Vice-President, Corporate
Ventures & Purchasing                          -0-          -0-       158,000        54,000      $ 3,606,867      $  257,375

Roger B. Staub
Corporate Vice-President/General
Manager-Unipol Systems                         -0-          -0-       164,800        54,000      $ 3,869,755      $  257,375

John K. Wulff
Vice-President, Controller and
Principal Accounting Officer/2/                -0-         -0-        102,000        40,000      $ 2,251,104      $  221,875
--------------------------------------------------------------------------------

(1) Based on a closing price of $37.500 per share on December 29, 1995 as reported on NYSE-Composite Transactions. No stock appreciation rights (SARs) were exercised during 1995 and none are outstanding.

(2) Mr. Wulff was elected Vice-President, Chief Financial Officer and Controller effective February 1, 1996.

There were no transactions that require disclosure in a table for long-term incentive plan awards.



Retirement Program
--------------------------------------------------------------------------------

        Average
  Annual Compensation                        Estimated Annual Retirement Benefits at Age 65
       Used for                                      for Years of Service Indicated
      Calculating         -------------------------------------------------------------------------------------
Retirement Benefits/1/       15 Yrs.       20 Yrs.      25 Yrs.        30 Yrs.        35 Yrs.         40 Yrs.
---------------------------------------------------------------------------------------------------------------
     $  100,000             $ 22,500      $ 30,000     $ 37,500     $   45,000     $   52,500      $   60,000
        150,000               33,750        45,000       56,250         67,500         78,750          90,000
        250,000               56,250        75,000       93,750        112,500        131,250         150,000
        500,000              112,500       150,000      187,500        225,000        262,500         300,000
        750,000              168,750       225,000      281,250        337,500        393,750         450,000
      1,000,000              225,000       300,000      375,000        450,000        525,000         600,000
      1,500,000              337,500       450,000      562,500        675,000        787,500         900,000
      2,000,000              450,000       600,000      750,000        900,000      1,050,000       1,200,000
      2,500,000              562,500       750,000      937,500      1,125,000      1,312,500       1,500,000
--------------------------------------------------------------------------------

(1) The compensation covered by the Retirement Program includes base salary, annual variable compensation and eligible profit sharing. Benefits are determined by average final compensation, are computed on a straight-life annuity basis, and are subject to an offset for Social Security. The table reflects the combination of qualified and nonqualified pension benefits. As of December 31, 1995, Robert D. Kennedy, age 63 was credited with 40 years of service; William H. Joyce, age 60, 38 years; Joseph E. Geoghan, age 58, 38 years; Joseph C. Soviero, age 57, 30 years; Roger B. Staub, age 61, 39 years and John K. Wulff, age 47, 8 years.

Security Ownership of Management

     At February 1, 1996, all directors and officers as a group (22 persons) beneficially owned 3,149,103 shares (1.96%) of the Corporation's common stock. As required by SEC rule, the number of shares of common stock beneficially owned includes shares as to which a right to acquire ownership exists, such as through the exercise of employee stock options and conversion of convertible securities.

-------------------------------------------------------------------------------------------------------------------------
                                                                 Number of Shares        Title of
Name                     Position                              Beneficially Owned(l)     Class
-------------------------------------------------------------------------------------------------------------------------
W. H. Joyce              Director, Chairman, President and             206,910/2/        Common Stock
                         Chief Executive Officer                         3,183           ESOP Convertible Preferred Stock
                                                                         4,137           Restricted Stock
                                                                       326,000           Exercisable Stock Options
                                                                       -------           --------------------------------
                                                                       540,230           Total

J. E. Geoghan            Director, Vice-President,                      24,246           Common Stock
                         General Counsel and Secretary                   3,143           ESOP Convertible Preferred Stock
                                                                         2,358           Restricted Stock
                                                                       225,000           Exercisable Stock Options
                                                                       -------           --------------------------------
                                                                       254,747           Total

J. C. Soviero            Vice-President, Corporate                      10,870           Common Stock
                         Ventures and Purchasing                         3,071           ESOP Convertible Preferred Stock
                                                                         1,779           Restricted Stock
                                                                       158,000           Exercisable Stock Options
                                                                       -------           --------------------------------
                                                                       173,720           Total

Roger B. Staub           Vice-President                                 18,272           Common Stock
                         General Manager - UNIPOL                        3,000           ESOP Convertible Preferred Stock
                                                                         1,912           Restricted Stock
                                                                       164,800           Exercisable Stock Options
                                                                       -------           --------------------------------
                                                                       187,984           Total

J. K. Wulff              Vice-President, Chief Financial                37,970           Common Stock
                         Officer and Controller                          3,048           ESOP Convertible Preferred Stock
                                                                         1,601           Restricted Stock
                                                                       102,000           Exercisable Stock Options
                                                                       -------           --------------------------------
                                                                       144,619           Total

J. J. Creedon            Director                                       11,369           Common Stock
C. F. Fetterolf          Director                                        4,547           Common Stock
R. E. Gut                Director                                        5,000           Common Stock
J. M. Hester             Director                                        4,224           Common Stock
V. E. Jordan, Jr.        Director                                        3,929           Common Stock
R. D. Kennedy            Director                                      258,935/3/        Common Stock
                                                                         1,476           ESOP Convertible Preferred Stock
                                                                         8,009           Restricted Stock
                                                                       660,000           Exercisable Stock Options
                                                                       -------           --------------------------------
                                                                       928,420           Total

R. L. Kuehn, Jr.         Director                                        6,096           Common Stock
R. L. Ridgway            Director                                        2,941           Common Stock
W. S. Sneath             Director                                       17,865/4/        Common Stock
All Officers and                                                       836,171           Common Stock
Directors (22 persons)                                                  36,846           ESOP Convertible Preferred Stock
                                                                        30,336           Restricted Stock
                                                                     2,245,750           Exercisable Stock Options
                                                                       -------           --------------------------------
                                                                     3,149,103           Total

--------------------------------------------------------------------------------
(1) Except as noted in the footnotes below, the beneficial owners of the shares shown above had sole voting power and sole investment power with respect to the shares of common stock and shared voting power and shared investment power with respect to the shares of ESOP Stock.

(2) The shares of common stock listed as beneficially owned by Dr. Joyce include 2,000 shares that are owned by his children as to which beneficial ownership is disclaimed.

(3) The shares of common stock listed as beneficially owned by Mr. Kennedy include 50,000 shares that are held by The Arnold F. Baggins Foundation in which Mr. and Mrs. Kennedy have shared investment and voting power and disclaim beneficial ownership.

(4) The shares of common stock listed as beneficially owned by Mr. Sneath include 873 shares that are owned by his spouse as to which beneficial ownership is disclaimed.

Security Ownership of Certain Beneficial Owners
--------------------------------------------------------------------------------

                                                     Number of Shares         Title of                Percent of
Name and Address                                    Beneficially Owned        Class                   Class
----------------------------------------------------------------------------------------------------------------
J.P. Morgan & Co. Incorporated
60 Wall Street
New York, New York 10260                               8,336,257/1/           Common Stock              5.50%

FMR Corp.
82 Devonshire Street
Boston, Massachusetts 02109                           17,845,989/2/           Common Stock             11.79%

State Street Bank and Trust Company                   16,242,506/3/           ESOP Convertible        100.00%
  as Trustee of the Union Carbide Corporation                                 Preferred Stock
  Employee Stock Ownership Plan
200 Newport Avenue
Quincy, Massachusetts 02171

--------------------------------------------------------------------------------
(1) In a Schedule 13G dated February 15, 1996, J.P. Morgan & Co. Incorporated stated that it beneficially owned 8,336,257 shares of the common stock of the Corporation at December 31, 1995. As to such shares, J.P. Morgan & Co. Incorporated has sole voting power for 4,498,196 shares, shared voting power for 108,295 shares, sole investment power for 8,048,062 shares, and shared investment power for 201,695 shares.

(2) In a Schedule 13G dated February 14, 1996, FMR Corp. stated that it beneficially owned 17,845,989 shares of the common stock of the Corporation at December 31, 1995. As to such shares, FMR Corp. has sole voting power for 948,160 shares and sole investment power for 17,845,989 shares.

(3) As of December 31, 1995, the ESOP Trustee held 16,242,506 shares of ESOP Stock representing 100% of that class of stock. Each such share has the same voting rights as, and is convertible into, one share of common stock. As of that date, the ESOP Stock represents 10.7% of the total of common stock and ESOP Stock outstanding. The Trustee has shared voting power and shared investment power with respect to the ESOP Stock. The shares shown above include the ESOP Stock shown in the preceding table. In a Schedule 13G dated February 13, 1996, State Street Bank and Trust Company stated that as of December 31, 1995, in its capacity as trustee for various collective investment funds, index accounts and personal trusts, it also beneficially owned 1,510,876 shares (1.0%) of the Corporation's common stock. As to such shares, State Street Bank and Trust Company has sole voting power for 1,149,045 shares, shared voting power for 2,331 shares, sole investment power for 1,500,845 shares and shared investment power for 1,031 shares.

Change in Control Arrangements

     The Corporation has severance compensation agreements with the officers named in the Summary Compensation Table and certain other officers and employees. If a Change in Control of the Corporation, as defined in the severance compensation agreements occurs, and one or more of the following events occurs within a period of up to 24 months thereafter, an executive may resign and receive a lump sum payment and other benefits. The events include:
(1) a change or diminution of the executive's responsibilities or compensation;
(2) relocation; (3) discontinuance of compensation plans in which the executive participated; (4) reduction of life insurance, medical, health and accident, disability and certain other benefits for the executive; (5) failure by a successor corporation to assume the severance compensation agreement; and (6) termination of the executive's employment contrary to the terms of the severance compensation agreement.

     If an executive resigns because of one of the foregoing after a Change in Control, the executive will receive: (1) a lump sum severance payment equal to
2.99 times the executive's average annual compensation (including base salary, variable compensation, profit sharing, ordinary income from stock option exercises and other "fringe" compensation, which amounts may differ from amounts shown in the Summary Compensation Table), for the five calendar years preceding the Change in Control; and (2) enhanced life, disability, accident and health insurance and enhanced pension benefits. Payments will be made by the Corporation or through a grantor trust adopted by the Corporation.

     The severance compensation agreements terminate if the executive's employment by the Corporation is terminated by the executive or the Corporation prior to a Change in Control. In addition, the Corporation may terminate the agreement at any time prior to a Change in Control with five days prior written notice.

     In the event of a Change in Control of the Corporation, all outstanding stock options become exercisable.

     A "Change in Control" for these purposes means the occurrence of any of the following events: (i) a change in control for purposes of SEC Form 8-K; (ii) a consolidation or merger where the Corporation is not the surviving company or where the Corporation's common stock is converted, other than a merger in which shareholders retain the same proportion of ownership; (iii) a sale or other transfer of all or substantially all of the Corporation's assets; (iv) acquisition by a person or group of more than 20% of the Corporation's outstanding voting stock, except as approved by the Board of Directors; (v) acquisition by a person or group of the right to vote more than 20% of the Corporation's outstanding voting stock for (a) the election of directors; (b) a merger or consolidation of the Corporation; or (c) any other matter, except as approved by the Board of Directors; or (vi) in a 24 consecutive month period, present directors and/or new directors approved by at least two-thirds of the directors, cease to constitute a majority of the Board of Directors.

2. Management Proposal to Ratify KPMG Peat Marwick LLP as Independent Auditors for 1996

     The Board of Directors, on the recommendation of the Audit Committee, has selected the firm of KPMG Peat Marwick LLP as independent auditors to examine the financial statements of the Corporation and its consolidated subsidiaries for the year 1996.

     KPMG Peat Marwick LLP is a member of the SEC Practice Section of the American Institute of Certified Public Accountants and has submitted a copy of each of their peer review results to date. The peer review consists of a review and evaluation of the quality of a firm's accounting and auditing services by partners and managers from another CPA firm or from several CPA firms.

     KPMG Peat Marwick LLP and its predecessor firms have been serving the Corporation in the capacity of independent auditors for many years. KPMG Peat Marwick LLP states that no partner or professional employee of that firm has any direct financial interest or any material indirect financial interest in the Corporation or in any of its subsidiaries.

     Accordingly, the following resolution will be offered at the meeting:

     RESOLVED: That the selection by the Board of Directors of KPMG Peat Marwick LLP as independent auditors of this Corporation and its consolidated subsidiaries for the year 1996 is ratified.

The Board of Directors Recommends a Vote FOR this Proposal.

     Representatives of KPMG Peat Marwick LLP will be present at the meeting, will have an opportunity to make a statement if they wish to do so, and will be available to respond to appropriate questions from stockholders.

3. Other Business

     As of the date of delivery of the text of this Proxy Statement to the printer, management knew of no other business that will be presented for action at the meeting. In the event that any other business should come before the meeting, including proposals excluded from the Proxy Statement pursuant to SEC rule 14a-8, it is the intention of the proxyholders named in the proxy card to take such action as shall be in accordance with their best judgment.

Other Information

     Certain matters are required to be considered at the annual meeting of stockholders, such as the election of directors. From time to time, the Board of Directors may wish to submit to the stockholders other matters for consideration, such as the ratification of the selection of auditors, management proposals regarding new incentive programs, and most changes in the Certificate of Incorporation. Additionally, stockholders may be asked to consider and take action on proposals submitted by stockholders who are not members of management that cover matters deemed proper under regulations of the Securities and Exchange Commission and applicable state laws.

     Stockholders' eligibility to submit proposals for inclusion in the Corporation's Proxy Statement, proper subjects for such proposals and the form of stockholder proposals are regulated by Rule 14a-8 under Section 14(a) of the Securities Exchange Act of 1934. Each proposal submitted should be sent to the Secretary of the Corporation, 39 Old Ridgebury Road, Danbury, CT 06817-0001. The stockholder or his or her representative must appear in person at the annual meeting and must present the proposal, unless he or she can show good cause for not doing so.

     Stockholder proposals for the 1997 proxy statement must be received at the Corporation's principal executive office on or before November 12, 1996. The Corporation plans to hold the 1997 annual meeting in Danbury, Connecticut on April 23, 1997.

     Management carefully considers all proposals and suggestions from stockholders. When adoption of a suggestion or proposal is clearly in the best interests of the Corporation and the stockholders generally, and does not require stockholder approval, it is usually adopted by the Board, if appropriate, rather than being included in the proxy statement.

     In addition to the solicitation of proxies by mail, officers or other employees of the Corporation, without extra remuneration, may solicit proxies by telephone or personal contact. The Corporation also will request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to beneficial owners of stock held of record and will pay such persons for forwarding the material. All costs for the solicitation of proxies by the Board of Directors will be borne by the Corporation.

PRINTED ON RECYCLED PAPER [LOGO OF RECYCLED PAPER]             PRINTED IN U.S.A.

UNION CARBIDE CORPORATION
39 Old Ridgebury Road, Danbury, CT 06817-0001



To Our Stockholders:

  It is my pleasure to invite you to our annual meeting. This year it will be held on Wednesday, April 24, at 10:00 a.m., in the John C. Creasey Health Education Center, 24 Hospital Avenue, Danbury, Connecticut 06810.

  You will find the formal notice of the annual meeting in the enclosed proxy statement. Please read the statement and when finished, promptly mark, sign, and return the attached proxy card, to insure that your shares will be represented. It is important that you exercise your right to vote, whether or not you plan to attend the meeting.

  We hope that many of you will be able to attend our annual meeting in person. If you plan to do so, please return the enclosed ticket request. We will send your ticket to you promptly together with directions to the meeting.

  We appreciate the continuing interest of stockholders in the business of Union Carbide and I look forward to seeing many of you at the Danbury meeting.

                                       Sincerely yours,

March 12, 1996                         /s/ William H. Joyce
                                       William H. Joyce
                                       Chairman of the Board

                v       Detach Proxy Card here          v

PROXY
       SOLICITED BY THE BOARD OF DIRECTORS OF UNION CARBIDE CORPORATION ANNUAL MEETING OF STOCKHOLDERS ON APRIL 24, 1996

I or we authorize V.E. Jordan Jr., W.H. Joyce, and J.E. Geoghan, and any one or more of them, as proxies, to vote all stock of mine or ours in Union Carbide Corporation on any matters that come before its 1996 Annual Meeting of Stockholders or any adjournment of the meeting. Each proxy may substitute another to act for him. Each item of business listed on the reverse side of this card is described in the Proxy Statement.

The proxies will vote: (1) as you specify on this card, (2) as the Board of Directors recommends where you do not specify a choice, and (3) as the proxies decide on any other matter.

To vote as the Board of Directors recommends, just sign, date and return this card.


--------------------------------------------------------------------------------
Signature(s)



--------------------------------------------------------------------------------
(Please add your title if signing as agent, administrator, executor, or trustee.)


---------------------------------------------------------------------------,1996
Date

The Board of Directors Recommends a Vote FOR Management Proposals 1 and 2.

1. Election of Directors

   [_] FOR all Nominees  [_] WITHHELD from all Nominees

   [_]FOR, except for the following Nominee(s)

   -------------------------------------------

2. Ratification of KPMG Peat Marwick LLP as Independent Auditors

   FOR [_]  AGAINST [_]  ABSTAIN [_]


Nominees for Director of Union Carbide Corporation

John J. Creedon
C. Fred Fetterolf
Joseph E. Geoghan
Rainer E. Gut
Vernon E. Jordan, Jr.
William H. Joyce
Robert D. Kennedy
Ronald L. Kuehn, Jr.
Rozanne L. Ridgway
William S. Sneath

--------------------------------------------------------------------------------
If you wish to vote as the Board of Directors' recommends, you need not mark this card. Just sign and date this card and return it promptly in the enclosed envelope.

               YOUR VOTE IS IMPORTANT          PLEASE VOTE TODAY